Exhibit 11.1
                                                                ------------

                    SLADE'S FERRY BANCORP. AND SUBSIDIARY
                      COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)


(Dollars in Thousands)                     2005          2004
----------------------------------------------------------------

Net income                              $    1,065    $      646
                                        ==========    ==========

Average shares outstanding               4,076,707     4,012,654
                                        ==========    ==========

Basic earnings per share                $     0.26    $     0.16
                                        ==========    ==========

Average shares outstanding               4,076,707     4,012,654

Net effect of dilutive stock options        36,549        57,201
                                        ----------    ----------

Adjusted shares outstanding              4,113,256     4,069,855
                                        ==========    ==========

Diluted earnings per share              $     0.26    $     0.16
                                        ==========    ==========


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